Exhibit 8

                                                       December 26, 1996




First Union Corporation,
      One First Union Center,
           Charlotte, North Carolina 28288-0013.

Ladies and Gentlemen:

                  As special tax counsel to First Union Capital I, First Union Capital II and First Union Capital III (each, an "Issuer") and First Union
Corporation in connection with the registration of Cumulative Trust Preferred Capital Securities described in a preliminary Prospectus dated December 26 (the "Prospectus") and a preliminary Prospectus Supplement dated December 26, 1996 (the "Prospectus Supplement"), and assuming (i) the holder of the Common Securities of each Issuer will have "substantial assets" (other than the Common Securities) within the meaning of Treasury Regulations Section 301.7701-2(d)(2) and (ii) the operative documents described in the Prospectus and Prospectus Supplement will be performed in accordance with the terms described therein, we hereby confirm to you our

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First Union Corporation

opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus Supplement, subject to the limitations set forth therein.
                                                        Very truly yours,

                                                        SULLIVAN & CROMWELL




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